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                                                                    EXHIBIT 99.1


ALLIED HOLDINGS SELLS ITS INTEREST IN UNITED KINGDOM JOINT VENTURE FOR US$20.5 MILLION

DECATUR, Ga. December 11, 2001 -- Allied Holdings, Inc. (NYSE: AHI) announced today that it has completed the sale of its interest in the United Kingdom joint venture established in April 1999 by Allied's Axis subsidiary, to AutoLogic Holdings plc for approximately US$20.5 million in cash. Allied also received a US $5 million distribution from the UK joint venture in October 2001. The $5 million distribution, together with the $20.5 million proceeds from the sale, will be used to reduce outstanding debt.

Commenting on the announcement, Hugh E. Sawyer, President and Chief Executive Officer of Allied Holdings, stated, "We are pleased that we have successfully executed our exit strategy in the U.K. in a manner that is beneficial to Allied. This transaction supports our initiative to deleverage Allied by reducing our indebtedness."

About Allied Holdings
Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing logistics, distribution and transportation services to the automotive industry. The services of Allied's subsidiaries span the entire finished vehicle distribution continuum, and include logistics, car-hauling, intramodal transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the largest company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability to comply with the terms of its debt agreements, the ability of the Company to obtain financing in the future, the Company's highly leveraged financial position, dependence on the automotive industry, labor disputes involving the Company or its significant customers, the dependence on key personnel who have been hired or retained by the Company, the ability to obtain price increases from customers, the availability of strategic acquisitions, dispositions, or joint venture partners, changes in regulatory requirements which are applicable to the Company's business, risks associated with conducting business in foreign countries, and changes in vehicle sizes and weights which may impact vehicle deliveries per load. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

For additional information about Allied, please visit our website at www.alliedholdings.com.